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          [DICKINSON, WRIGHT, MOON, VAN DUSEN, & FREEMAN LETTERHEAD]


                                  June 5, 1997


Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C.  20549



           Re:  Kmart Corporation
                1997 Long-Term Equity Compensation Plan
                Registration Statement on Form S-8

Gentlemen:

     As counsel for Kmart Corporation, a Michigan corporation (the "Corporation"), we are familiar with the corporate affairs of the Corporation and particularly with the corporate proceedings relating to the establishment of the Corporation's 1997 Long-Term Equity Compensation Plan (herein called the "Plan").

     The Plan was duly and legally adopted by the Board of Directors and the stockholders of the Corporation.

           Based on the above, we are of the opinion that:

           1.   The Corporation duly and validly has
                adopted and established the Plan taking all necessary corporate action for that purpose.

           2.   The shares of Common Stock of the
                Corporation covered by the Plan have been duly authorized and when issued pursuant to the Plan will be validly issued, fully paid and non-assessable and no personal liability will attach to the holders thereof.

           3.   The Plan is not subject to the
                Employee Retirement Income Security Act of 1974, as amended.


                              Very truly yours,

                 DICKINSON, WRIGHT, MOON, VAN DUSEN & FREEMAN





                                  Exhibit 5